Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2010 Reserve Growth of 15%, Provides Operational Update
LAFAYETTE, LA. January 31, 2011
     Stone Energy Corporation (NYSE: SGY) today announced its estimated year-end 2010 proved reserves were 474 Bcfe (billion cubic feet of natural gas equivalent), as compared with 411 Bcfe at year-end 2009, representing a 15% increase in its estimated proved reserves. From all sources, Stone replaced 182% of production in 2010. The changes from 2009 year-end estimated proved reserves to 2010 year-end estimated proved reserves included production of 76 Bcfe, drilling additions/extensions of 99 Bcfe, upward revisions of 33 Bcfe and acquisitions of 7 Bcfe.
     The present value of the estimated future net cash flows from estimated proved reserves before income taxes, using a 10% discount rate (PV10), was approximately $1.2 billion using 12 month average prices of $75.96 per barrel of oil and $4.35 per mmbtu of gas. The estimated year-end 2010 proved reserves of 474 Bcfe included proved developed (PD) reserves of 325 Bcfe (split 46% oil, 54% gas) and proved undeveloped (PUDs) reserves of 149 Bcfe (split 33% oil and 67% gas). In addition, there were 236 Bcfe of estimated probable reserves and 195 Bcfe of estimated possible reserves at year-end 2010. All of Stone’s 2010 year-end estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates.
     As previously announced, the Board of Directors has authorized a 2011 capital expenditure budget of $425 million. This figure excludes acquisitions and capitalized SG&A and interest. Approximately 50%-55% of the budget is expected to be spent on the Gulf of Mexico (GOM) shelf, including drilling, recompletions, facilities and abandonment. Approximately 25% of the budget is projected to be spent in Appalachia, including drilling, facilities and minor land acquisitions. The remaining expenditures are budgeted for exploration projects in the Rocky Mountain region, the deep shelf, the GOM deep water and other new venture opportunities.
     Continued organic reserve growth is projected for 2011 with this proposed capital expenditure budget. Production for 2011 is expected to remain stable in the 200 million to 220 million cubic feet of gas equivalent (MMcfe) per day range (split approximately 50% oil and 50% gas) and lease operating expenses are projected to be approximately $170 million to $180 million, which includes volumes and costs from Appalachia. Please see “Guidance Disclosure” below.
Operational Update
     Appalachian Basin (Marcellus Shale Play). Stone has drilled sixteen operated horizontal wells since April 2010, including twelve in West Virginia, two in central Pennsylvania, and two in eastern Pennsylvania. To date, ten wells have been completed and tested with initial production rates ranging from 3 to 10 MMcf per day for both long and short lateral horizontals. Limited volumes are projected to be online from Heather field in West Virginia by the second quarter of 2011. A gathering infrastructure agreement in West Virginia has been signed with Caiman Energy and the initial facilities are expected to be operational in the third quarter of 2011 which should provide for additional volumes. The Stone operated gathering pipeline in eastern Pennsylvania is projected to be completed during the second quarter of 2011. The 2011 Appalachian capital plan calls for a single rig and a 16-18 horizontal well program. A decision to add a second rig will be determined by natural gas prices and capital availability. Stone has an overall Marcellus acreage position of over 75,000 net acres.

     Mississippi Canyon Block 109 (Amberjack Field). The recently drilled Vili well production rate has increased from 2,500 barrels of oil per day to 3,000 barrels of oil per day due to improved reservoir performance. Vili encountered virgin pressure with 150 feet of net oil pay in two separate sands and has performed better than any well drilled by Stone to date in this field. The Kili well has been drilled, encountered 70 feet of net oil pay in three zones, was completed in January and is currently producing approximately 850 barrels of oil per day. The platform rig has drilled the Northwest M prospect, the fourth well in the current drilling program at Amberjack, which encountered 33 feet of net pay and is currently being completed with first production expected by the end of the first quarter. One to two more wells are planned on the Amberjack Platform using the same drilling rig. Stone has a 100% working interest in the Amberjack field, which is Stone’s largest field.
     Ship Shoal 113. In January, Stone finished drilling the Bronzeye development oil well, which was successful. This well encountered approximately 71 feet of net oil pay in the objective reservoir. The well is being completed and is anticipated to be on production in the first quarter 2011. Ship Shoal 113 is currently Stone’s second largest producing field and Stone has a 100% working interest in the well.
     Garden Banks 293 (Pyrenees). In early January, Stone completed the acquisition of an additional 15% working interest in the Pyrenees project, bringing its ownership up to 30% working interest. Development planning and engineering design for this subsea tie-back is underway and initial production is expected by early 2012.
     South Erath Prospect. Operations continue as the well is expected to be finished and logged during the first quarter of 2011. The well has been permitted to a total depth of 21,000 feet and is currently at 18,000. Stone holds a 14% working interest in the prospect. Separately, the LaPosada exploration well, which ties geologically to the South Erath Prospect, is projected to begin drilling late in the first quarter. Both prospects are in Vermilion Parish and target sands equivalent in age to recent offshore discoveries. Stone has a 33% working interest in LaPosada.
     Lighthouse Bayou Deep Prospect. The Lighthouse Bayou prospect spudded in December 2010 and is expected to drill into June/July 2011. The prospect test well, located in Cameron Parish, is planned to drill up to 25,000 feet to target deep sands equivalent in age to recent offshore discoveries. The well is currently at a depth of 9,000 feet. Stone holds a 25% working interest in the prospect.
     Rocky Mountain Region. Drilling operations on the first horizontal exploration well at Cane Creek in the Paradox Basin were finished in December and the well is currently being tested. A second horizontal exploration well started drilling in January. The proposed total depth is approximately 13,000 feet and the well is currently at 4,500 feet. Stone has approximately 75% working interest in this project and is the operator.
Other Information
     Stone plans to release its year-end results on Wednesday, February 23, 2011 after the close of the market, and will hold its year-end conference call on Thursday, February 24, 2011 at 10:00 a.m. CST. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call”. In addition, Stone announced that it will hold its 2011 Annual Meeting of Stockholders on Friday, May 20, 2011, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana.
Guidance Disclosure
     Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.
Forward Looking Statements
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.